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                                                                 EXHIBIT 3.1


             TWELFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                                  UTSTARCOM, INC.

                               A DELAWARE CORPORATION

       UTStarcom, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

       1. The name of the corporation is UTStarcom, Inc. UTStarcom, Inc. was originally incorporated under the name Unitech Industries Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 10, 1991.

       2. This Twelfth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates and amends the Certificate of Incorporation of this corporation to read in its entirety as follows:

       FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is UTStarcom, Inc.

       SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

       THIRD: The nature of the business and the purpose to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

       FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is 242,000,000 shares, consisting of 142,800,000 shares of Common Stock, par value $.00125 per share (the "COMMON STOCK"), and 99,200,000 shares of Preferred Stock, par value $.00125 per share (the "PREFERRED STOCK"), amounting to an aggregate par value of $302,500.00. Upon the amendment of this Article Fourth, every one (1) share of Common Stock shall be converted to two (2) shares of Common Stock and every one (1) share of Preferred Stock shall be converted to two (2) shares of Preferred Stock.

       The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect to the Common Stock and the Preferred Stock shall be as follows:

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       Section 1.    DESIGNATION OF PREFERRED STOCK.  4,000,000 shares of the
authorized Preferred Stock shall be designated and known as "SERIES A CONVERTIBLE PREFERRED STOCK" and 16,000,000 shares of the authorized
Preferred Stock shall be designated and known as "SERIES B CONVERTIBLE PREFERRED STOCK," 14,000,000 shares of the authorized Preferred Stock shall be designated and known as "SERIES C CONVERTIBLE PREFERRED STOCK," 8,200,000 shares of the authorized Preferred Stock shall be designated and known as "SERIES D CONVERTIBLE PREFERRED STOCK," 38,000,000 shares of the authorized Preferred Stock shall be designated and known as "SERIES E CONVERTIBLE PREFERRED STOCK, 8,000,000 shares of the authorized Preferred Stock shall be designated and known as "SERIES F CONVERTIBLE PREFERRED STOCK" and 11,000,000 shares of the authorized Preferred Stock shall be designated and known as "SERIES G CONVERTIBLE PREFERRED STOCK". All Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as provided in this Article Fourth.

       Section 2.    LIQUIDATION RIGHTS.

              (a) TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of each share of the Preferred Stock then outstanding shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes (i) in the case of the Series A Convertible Preferred Stock, an amount equal to $1.00 per share, (ii) in the case of the Series B Convertible Preferred Stock, an amount equal to $2.07 per share, (iii) in the case of the Series C Convertible Preferred Stock, an amount equal to $3.44 per share, (iv) in the case of the Series D Convertible Preferred Stock, an amount equal to $6.225 per share, (v) in the case of the Series E Convertible Preferred Stock, an amount equal to the higher of the amount per share the holders of the Series E Preferred Stock would have received if the Series E Preferred Stock were converted to common stock, it being understood that the shares of Series E Preferred need not be converted in order to receive such amounts, or $1.90 per share, (vi) in the case of the Series F Convertible Preferred Stock, an amount equal to $8.1273 per share, and (vii) in the case of the Series G Convertible Preferred Stock, an amount equal to $8.1302 per share (which amount, in each case, shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to any series of the Preferred Stock) and all other dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up.

                     If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock then outstanding of all amounts distributable to them as described in the preceding paragraph of this Subsection 2(a), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of all series of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                     After such payments shall have been made in full to the holders of the Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in

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trust for the account of holders of Preferred Stock so as to be available for such payments, remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

                     The amounts payable with respect to shares of Preferred Stock under this Section 2 are sometimes hereinafter referred to as "LIQUIDATION PAYMENTS".

              (b) DISTRIBUTIONS OTHER THAN CASH. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

              (c) MERGER AS LIQUIDATION, ETC. The merger or consolidation of the Corporation into or with another corporation (other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent 60% or more of the voting securities of the Corporation immediately thereafter), or the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 2 unless the holders of at least two-thirds in voting power of the then outstanding shares of Preferred Stock, voting as a single class without regard to series, elect to the contrary by giving written notice thereof to the Corporation at least three days before the effective date of such event. If such notice is given, the provisions of Subsection 3(h) shall apply to the Preferred Stock. Any amounts received by the holders of Preferred Stock as a result of such merger or consolidation shall be deemed to be applied toward the Liquidation Payments payable to such shares of Preferred Stock unless such election is made.

              (d) NOTICE. Written notice of any proposed liquidation, dissolution or winding up of the affairs of the Corporation (including any merger, consolidation or sale of assets which may be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation under Subsection 2(c)), stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by first class mail, postage prepaid, or by facsimile to non-U.S. residents, not less than ten (10) days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

       Section 3. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

              (a) RIGHT TO CONVERT; CONVERSION PRICE. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by
(i) in the case of the Series A Convertible Preferred Stock, dividing $1.00 by the Series A Conversion Price, (ii) in the case of the Series B Convertible Preferred Stock, dividing $2.07 by the Series B Conversion Price,
(iii) in the

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case of the Series C Convertible Preferred Stock, dividing $3.44 by the
Series C Conversion Price, (iv) in the case of the Series D Convertible Preferred Stock, dividing $6.225 by the Series D Conversion Price, (v) in the case of the Series E Convertible Preferred Stock, dividing $1.90 by the Series E Conversion Price, (vi) in the case of the Series F Convertible Preferred Stock, dividing $8.1273 by the Series F Conversion Price and (vii) in the case of the Series G Convertible Preferred Stock, dividing $8.1302 by the Series G Conversion Price, each such Conversion Price to be determined at the time of conversion as hereinafter provided. The conversion price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration shall initially be $1.00 per share of Common Stock for the holders of Series A Convertible Preferred Stock (the "Series A Conversion Price"), $2.07 per share of Common Stock for the holders of Series B Convertible Preferred Stock (the "Series B Conversion Price"), $3.44 per share of the Common Stock for the holders of Series C Convertible Preferred Stock (the "Series C Conversion Price"), $6.225 per share of Common Stock for the holders of Series D Convertible Preferred Stock (the "Series D Conversion Price"), $1.90 per share of the Common Stock for the holders of Series E Convertible Preferred Stock (the "Series E Conversion Price"), $8.1273 per share of the Common Stock for the holders of Series F Convertible Preferred Stock (the "Series F Conversion Price.") and $8.1302 per share of the Common Stock for the holders of Series G Convertible Preferred Stock (the "Series G Conversion Price"). The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price, the Series F Conversion Price and the Series G Conversion Price shall each be referred to herein as a Conversion Price. Each Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the applicable series of Preferred Stock is convertible, as hereinafter provided.

              (b) AUTOMATIC CONVERSION. Each share of a series of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for that series upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation of not less than $8,000,000 (in the event of such offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of a series of Preferred Stock shall not be deemed to have converted that series of Preferred Stock until the closing of such offering).

              (c) MECHANICS OF MANDATORY CONVERSIONS. Upon the occurrence of an event specified in Subsection 3(b), the Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of shares of Preferred Stock shall be given written notice of the occurrence of an event specified in Subsection 3(b) including the date such event occurred (the "MANDATORY CONVERSION DATE"), and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss

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incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond. On the Mandatory Conversion Date, all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. Upon the automatic conversion of the Preferred Stock, the holders of such Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. Upon surrender of such certificates there shall be issued and delivered to such holder, promptly at such office and in the holder's name or its nominee's name as shown on said surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the share of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. No fractional share of Common Stock shall be issued upon the mandatory conversion of the Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

              (d) MECHANICS OF OPTIONAL CONVERSIONS. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. On the date of conversion, all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, together with cash in an amount equal to all dividends declared but unpaid thereon, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder' s attorney duly authorized in writing. No fractional share of Common Stock shall be issued upon the optional conversion of the Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall, as soon as practicable after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Preferred Stock, or to the holder's nominee or nominees, a certificate or certificates for the number of shares of

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Common Stck to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and all other dividends declared but unpaid thereon, and any and all other amounts owing with respect to, the shares of Preferred Stock converted to and including the time of conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              (e)    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                     (i) SPECIAL DEFINITIONS. For purposes of this Subsection 3(e), the following definitions shall apply:

                            (1)    "OPTION" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                            (2)    "ORIGINAL ISSUE DATE" shall mean the first
date on which a share of Series F Convertible Preferred Stock was issued.

                            (3)    "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                            (4)    "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued (or, pursuant to Subsection 3(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                                   (A)    shares of Series F Preferred Stock
and Series G Preferred Stock;

                                   (B)    shares of Common Stock issued or
issuable upon conversion of shares of Preferred Stock;

                                   (C)    up to 13,532,338 shares of Common
Stock issuable upon exercise of options issued by the Corporation as of the date hereof and additional shares of Common Stock issuable upon the exercise of options issued to employees, consultants and directors of the Corporation, with exercise prices at least equal (in the judgment of the Board of Directors) to the fair market value of the Common Stock on the date of grant and approved by the three directors of the Corporation elected by the holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock in accordance with Section 4(b) hereof;

                                   (D)    up to 532,000 shares of Common
Stock issuable upon exercise of the following warrants: (i) a warrant to Lintech Ltd., dated February 5, 1998; and (ii) a

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warrant to Talent Group International Limited, dated September 20, 1999 (such number of shares to be subject to adjustment as provided in such warrant); and

                                   (E)    shares of Common Stock issued
pursuant to a spin off of a wholly owned subsidiary.

                            (5)    "PREFERRED STOCK" shall mean all shares of
Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

                     (ii) NO ADJUSTMENT OF CONVERSION PRICE. Except as set forth in Subsection 3(e) (vi), no adjustment in the number of shares of Common Stock into which a series of Preferred Stock is convertible shall be made by adjustment in its respective Conversion Price in respect of the issuance of Additional Shares of Common Stock, unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Subsection 3(e)(v)) issued or deemed to be issued by the Corporation is less than such Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share.

                        (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                            (1)    OPTIONS AND CONVERTIBLE SECURITIES.  In
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                   (A)    no further adjustment in a
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                   (B)    if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, each Conversion Price computed upon the original issue of the applicable series of Preferred Stock (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities,

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                                   (C)    upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, each Conversion Price computed upon the original issue of the applicable series of Preferred Stock (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                          (I)    in the case of Convertible
Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                          (II)   in the case of Options for
Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 3(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                   (D)    no readjustment pursuant to clause
(B) or (C) above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (i) the Conversion Price of the applicable series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of the applicable series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                   (E)    in the case of any Options which
expire by their terms not more than 30 days after the date of issue thereof, no adjustment of any Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                                   (F)    if such record date shall have been
fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in a Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Subsection 3(e)(iii) as of the actual date of their issuance.

                            (2)    STOCK DIVIDENDS, STOCK DISTRIBUTIONS AND
SUBDIVISIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise

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than by payment of a dividend in Common Stock), then and in any such event,
Additional Shares of Common Stock shall be deemed to have been issued:

                                   (A)    in the case of any such dividend or
distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                                   (B)    in the case of any such
subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

       If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in a Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Subsection 3(e)
(iii) as of the time of actual payment of such dividend.

                     (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Subsection 3(e)
(iii)(1) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Subsection 3(e)(iii)(2), which event is dealt with in Subsection 3(e)(vi)(1)), without consideration or for a consideration per share less than the Conversion Price to the Series A, Series B, Series C, Series D, Series F or Series G applicable Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

                            (P(1))(Q(1))+(P(2))(Q(2))
                      NCP = ---------------------------
                                   Q(1) + Q(2)

whereas

       NCP    =      New Conversion Price.

       P1     =      Conversion Price of the applicable series of Preferred
       Stock in effect immediately prior to new issue

       Q1     =      Number of shares of Common Stock outstanding, or deemed to be outstanding as set forth below, immediately prior to such issue.

       P2     =      Weighted average price per share received by the
       Corporation upon such issue.

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       Q2     =      Number of shares of Common Stock issued, or deemed to have been issued, in the subject transaction.

       PROVIDED THAT for the purpose of this Subsection 3(e)(iv), all shares of Common Stock issuable upon conversion of shares of Preferred Stock outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 3(e)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding; and PROVIDED FURTHER, that a Conversion Price shall not be so reduced at any time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                        (v) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 3(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                            (1)    CASH AND PROPERTY. Such consideration
shall:

                                   (A)    insofar as it consists of cash, be
computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                   (B)    insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                   (C)    in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board of Directors.

                            (2)    OPTIONS AND CONVERTIBLE SECURITIES.  The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 3(e)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number)

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issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                     (vi) ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK.

                            (1)    STOCK DIVIDENDS. STOCK DISTRIBUTIONS OR
SUBDIVISIONS. In the event the Corporation shall be deemed to issue Additional Shares of Common Stock pursuant to Subsection 3(e)(iii)(2) in a stock dividend, stock distribution or subdivision, each Conversion Price in effect immediately before such deemed issuance shall, concurrently with the effectiveness of such deemed issuance, be proportionately decreased.

                            (2)    COMBINATIONS OR CONSOLIDATIONS.  In the
event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, each Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

              (f) ADJUSTMENTS FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event that at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

              (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Subsection 3(e)(vi) above, or a merger, consolidation, or sale of assets provided for in Subsection 3(h) below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

              (h) ADJUSTMENT FOR MERGER, CONSOLIDATION OR SALE OF ASSETS. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall merge or consolidate with or into another entity or sell all or substantially all of its assets (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 2(c)), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of a Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

              (i) NO IMPAIRMENT. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

              (j) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of the applicable series of Preferred Stock.

              (k) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

              (l) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

              (m) CERTAIN TAXES. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of the Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock.

              (n) CLOSING OF BOOKS. The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of such Preferred Stock or Common Stock.

       Section 4.    VOTING RIGHTS.

              (a) Except as otherwise required by law or hereinafter set forth, the holders of Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

                     (i) Holders of Common Stock shall have one vote per share; and

                     (ii) Holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent.

              (b) The holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, each series voting separately as a single class, shall at all times be entitled to elect (i) in the case of the Series A Convertible Preferred Stock, two directors, and (ii) in the case of the Series B Convertible Preferred Stock, one director, to the Corporation's Board of Directors. The holders of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect the remaining directors of the corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority in voting power of the shares of each of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then outstanding shall constitute a quorum for such series for the election of the directors to be elected solely by the holders of such series of Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock shall be filled only by vote or written consent of the holders of such series of Preferred Stock.

       Section 5. DIVIDENDS. The holders of Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by a vote of a majority of the members of the Board of Directors, quarterly dividends at the rate of (a) in the case of the Series A Convertible Preferred Stock, $.05 per share per annum, (b) in the case of the Series B Convertible Preferred Stock, $.1035 per share per annum, (c) in the case of the Series C Convertible Preferred Stock, $.1720 per share per annum,
(d) in the case of Series D Convertible Preferred Stock, $.3112 per share per annum, (e) in the case of Series E Convertible Preferred Stock, $.2722 per annum, (f) in the case of Series F Convertible Preferred Stock, $0.4063 per annum, and (g) in the case of Series G Convertible Preferred Stock, $0.4065 per annum, each appropriately adjusted to take account of any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the applicable series of Preferred Stock. When and as dividends are declared on shares of Common Stock, the Corporation shall declare at the same time and pay to each holder of Preferred Stock a dividend equal to the dividend which would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend. Notwithstanding the above, if dividends are paid and/or issued pursuant to a spin off of a wholly owned subsidiary, the dividend preferences described above shall be waived.

       Section 6.    COVENANTS.

              (a) So long as any shares of Preferred Stock shall be outstanding the Corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Preferred Stock required by Subsection 6(b) and having obtained the affirmative vote or written consent of the holders of not less than two-thirds in voting power of the outstanding shares of Preferred Stock, voting together as a single class without regard to series:

                     (i) effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money from banks and other non-affiliated financial institutions) of all or substantially all the assets of the Corporation or any of its subsidiaries, any liquidation, dissolution or winding up of, or any consolidation or merger (other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent 60% or more of the voting securities of the Corporation immediately thereafter) involving, the Corporation or any of its subsidiaries or any recapitalization of the Corporation;

                     (ii) amend the Corporation's Certificate of Incorporation or By-Laws;

                     (iii) pay or declare any dividend or distribution on any shares of Common Stock or apply any of its assets to the redemption, retirement, purchase or other acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock except from employees of the Corporation upon termination of their status as such pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation;

                     (iv) create a class or series of stock with rights senior to or pari passu with those of the Preferred Stock; or

                     (v) repurchase any of the Corporation's securities other than Common Stock.

              (b) Notwithstanding any other provision of this Certificate of Incorporation or the Corporation's By-laws to the contrary, notice of any action specified in Subsection 6(a) shall be given by the Corporation to each holder of outstanding shares of Preferred Stock by first class mail, postage prepaid, or by telex or facsimile transmission to non-U.S. residents, addressed to such holder at the last address of such holder as shown by the records of the Corporation, at least ten (10) days before the record date with respect to such proposed action, or, if there shall be no such date, at least ten (10) days before the date when such proposed action is scheduled to take place. Any holder of outstanding shares of Preferred Stock may waive any notice required by this Subsection by a written document indicating such waiver.

       Section 7. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

       Section 8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

       FIFTH:  The Corporation is to have perpetual existence.

       SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

       SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after December ___,1999 to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

       EIGHTH:  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, judgments, fines, amounts paid in settlement, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification of expenses may be entitled under any by-laws, agreements, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

       Pursuant to a resolution of the Board of Directors of the Corporation, the foregoing amendment and restatement was submitted for consideration by the stockholders of the Corporation, and holders of the necessary number of shares as required by statute and the Certificate of Incorporation of the Corporation adopted said amendment and restatement by written consent, in accordance with, and written notice to stockholders has been given as provided in Section 228 of the Delaware General Corporation Law.

       IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer, as attested by the Assistant Secretary, does hereby make this Twelfth Amended and Restated Certificate of Incorporation, which restates and amends the provisions of the Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and hereby declares and certifies that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 15th day of December, 1999.

                                      UTSTARCOM, INC.
                                      a Delaware corporation


                                      By: /s/ Hong Liang Lu
                                         -------------------------------------
                                         Hong Liang Lu
                                         President and Chief Executive Officer

ATTEST:

By: /s/ Carmen Chang
   ---------------------------------
    Carmen Chang
    Assistant Secretary











           **TWELFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION**